Exhibit 21.1
Subsidiaries of the Registrant
Direct Subsidiary of the Registrant

Name	State of Organization	Percent Owned by the Registrant
Hostess Holdings, L.P.	Delaware	93.6%
Hostess Holdings, GP, LLC	Delaware	100.0%

Direct and Indirect Subsidiaries of Hostess Holdings, L.P. - Indirect Subsidiaries of the Registrant

Name	State of Organization or Incorporation	Percent Owned directly or indirectly by Hostess Holdings, L.P.
New Hostess Holdco, LLC	Delaware	100%
Hostess Holdco, LLC	Delaware	100%
HB Holdings, LLC	Delaware	100%
Hostess Brands, LLC	Delaware	100%
Hostess Brands Services, LLC	Delaware	100%
HB Holdings (RE), LLC	Delaware	100%
New HB Acquisition (RE), LLC	Delaware	100%
2727939 Ontario, Inc.	Ontario	100%